Exhibit 4(d)

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

280 Trumbull Street, Hartford, Connecticut 06103

This Rider is made part of your Active Life Certificate. The terms of this Rider apply to individuals who exercise a contractual conversion privilege under a certain class of Prudential Retirement Insurance and Annuity Company (“PRIAC” or “we”) group annuity contracts (defined below). For Covered Individuals (referred to as “you”), the following terms apply. Except as described below, the terms of your Active Life Certificate continue to apply. If the terms of your Active Life Certificate and this Rider conflict, the provisions of this Rider shall control.

Covered Individuals: Individuals who are participants in the Covered Class of Contracts and who purchase this annuity in connection with a direct rollover of Retirement Plan assets.

Covered Class of Contracts (Covered Contracts): A PRIAC contract issued in connection with a retirement plan funded by A[Prudential Retirement Security Annuity V (“PRSA V”) or a PRIAC contract issued to a retirement plan that features a guaranteed lifetime withdrawal benefit administered by AllianceBernstein (“AB”)].

Definitions:

Any terms not defined herein shall have the definition specified in the active life certificate.

Conversion Ratio. An adjustment to your Income Base at the time you purchase this Annuity. The adjustment is based on a comparison of the Retirement Plan Guaranteed Withdrawal Percentage under your Plan, to a specified Guaranteed Withdrawal Percentage under this Annuity. We describe how we calculate the Conversion Ratio below. You should review the applicable description A[(PRSA V Benefit or AB Benefit)] that applies to you.

We do not carry over the Guaranteed Withdrawal Percentages under your A[AB or PRSA V] benefit when you convert to this Annuity. Instead, you become subject to the single set of Guaranteed Withdrawal Percentages applicable under this Annuity. However, we adjust the Income Base (and Highest Birthday Value), at the time of conversion, as described below.

A[AllianceBernstein Benefit. A guaranteed lifetime withdrawal benefit administered by AllianceBernstein in connection with a PRIAC contract.

PRSA V Benefit. A guaranteed lifetime withdrawal benefit provided by PRIAC to plans funded by Prudential Retirement Security Annuity V.]

Special Rules If you convert to this Annuity from the A[AllianceBernstein Benefit]

If conversion from the A[AB] version of the benefit occurs AFTER you have Locked-In your Annual Guaranteed Withdrawal Amount:

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The guaranteed lifetime withdrawal benefit that is administered by A[AB] has several Guaranteed Withdrawal Percentages. Although those percentages do not carry over when you convert to the Guaranteed Withdrawal benefit under this Annuity, we do preserve your initial Annual Guaranteed Withdrawal Amount, as detailed here. On the Lock-In Date under the A[AB Benefit], we multiply the Guaranteed Withdrawal Percentage linked to your age (or the ages of you and your spouse for the Spousal Benefit) by the Income Base to determine your Retirement Plan Annual Guaranteed Withdrawal Amount. On the Business Day that you convert your A[AB Benefit] to the Guaranteed Withdrawal benefit under this Annuity, we do the following, so that the Retirement Plan Annual Guaranteed Withdrawal Amount that you had attained under the A[AB version] of the benefit remains the same under this Annuity at the time of conversion:

☐	First, we calculate a “Conversion Ratio”, by dividing the Guaranteed Withdrawal Percentage used to determine your Annual Guaranteed Withdrawal Amount for A[AB] by the Guaranteed Withdrawal Percentage that would have been used under this Annuity, had you locked in under this Annuity on the same Lock-In Date on which you locked in under the Retirement Plan.
☐	Second, we determine the initial Income Base under this Annuity by multiplying the Income Base under the A[AB Benefit] as of the Business Day of the conversion by the Conversion Ratio. For example, assume that an A[AB] participant aged 65 had locked in with a $100,000 Income Base and 3.35% Guaranteed Withdrawal Percentage. The participant therefore had a Retirement Plan Annual Guaranteed Withdrawal Amount of $3,350 (i.e., $100,000 * 3.35%). The comparable Guaranteed Withdrawal Percentage for a participant who locks in at age 65 under this Annuity is 5.00%. The Conversion Ratio is 67% (i.e., 3.35%/5.00%). The Income Base is then reduced by $33,000 to $67,000 (i.e., $100,000 * 67% = $67,000), which results in the same Annual Guaranteed Withdrawal Amount of $3,350 (i.e., $67,000 * 5.00%).

After conversion, the Annual Guaranteed Withdrawal Amount is affected by the same events discussed in your certificate. However, the method for calculating Step-Ups is changed as follows:

☐

Step-Ups. Your Annual Guaranteed Withdrawal Amount may increase due to positive market performance in your Variable Investment Option. On each Birthday after conversion of your A[AB Benefit] to this Annuity, we will determine whether you are eligible for a Step-Up of the Income Base. We do this by first multiplying the Account Value by the Conversion Ratio. We then compare that product to the current Income Base. If the product is larger, it becomes the new Income Base, and if it is smaller, the Income Base does not change. We revise the Annual Guaranteed Withdrawal Amount to reflect a higher Income Base by multiplying that Income Base by the Guaranteed Withdrawal Percentage under this Annuity on your Birthday. All future Step-Up calculations will be done in the same manner. For example, assume that the same participant described in the preceding paragraph (with a current Income Base of $67,000) has a Account Value on his or her next Birthday of $107,000. That Account Value is adjusted by the Conversion Ratio to yield an “adjusted Account Value” of $71,690 (i.e., $107,000 * 67%). The “adjusted Account Value” of $71,690 is greater than the Income Base of $67,000, meaning that

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$71,690 becomes the new Income Base and the Participant is eligible for a Step-Up. The new Annual Guaranteed Withdrawal Amount will be $3,584.50 (i.e., $71,690 * 5%). Otherwise, we implement Step-Ups according to the same rules as for other retirement plan conversions (e.g., the Income Base will increase by effect of the Step-Up Amount automatically, unless we increase the charge for the Guaranteed Withdrawal benefit under this Annuity).

If conversion from the A[AB] version of the benefit occurs BEFORE you have Locked-In your Annual Guaranteed Withdrawal Amount:

In this scenario, we do not carry over the Guaranteed Withdrawal Percentages from the A[AB] version of the Benefit. Instead, upon conversion, we determine a Conversion Ratio by dividing (a) the Guaranteed Withdrawal Percentage applicable to age 65 under the A[AB Benefit] by (b) the Guaranteed Withdrawal Percentage under the Annuity equal to 5% (which is the percentage applicable to a single purchaser, aged 65). We then multiply that Conversion Ratio by the Income Base as of the Business Day of the conversion to produce the initial Income Base under the Annuity. Thereafter, that Income Base increases or decreases, based on the events described in the previous section (e.g., step-ups). On the Lock-In Date, we apply the applicable Guaranteed Withdrawal Percentage under this Annuity to the current Income Base to determine the Annual Guaranteed Withdrawal Amount.

For example, based on the respective A[AB] and Annual Guaranteed Withdrawal Percentages, the Conversion Ratio would be 67% (i.e., 3.35% / 5.00%). If the Income Base under the A[AB] version of the Benefit were $100,000, then the initial Income Base under the Annuity would be $67,000 (i.e., $100,000 * 67%).

Your Guaranteed Withdrawal Percentage will be determined by the terms of this Annuity. For pre lock-in conversions from the A[AB Benefit] to this Annuity, we always calculate the Conversion Ratio (as indicated above) based on the age 65 Guaranteed Withdrawal Percentage for A[AB] and the age 65-69 (single life) Guaranteed Withdrawal Percentage for this Annuity. We use such age 65 assumptions regardless of your actual age or marital status at the time of conversion. Therefore, your choice to establish your Annual Guaranteed Withdrawal Amount under this Annuity with something other than the age 65-69 (single life) Guaranteed Withdrawal Percentage may make the Amount smaller or larger than it would have been if you had made the same choices while you were invested in the A[AB] version of the benefit. This difference may be up to about 10% of your Annual Guaranteed Withdrawal Amount under the A[AB] benefit.

Special Rules if you convert to this Annuity from A[PRSA V]

If conversion from the A[PRSA V] version of the benefit occurs AFTER you have Locked-In your Annual Guaranteed Withdrawal Amount:

The Guaranteed Withdrawal benefit under A[PRSA V] has several Guaranteed Withdrawal Percentages. Although those percentages do not carry over when you convert to the Guaranteed Withdrawal benefit under this Annuity, we do preserve your initial Annual Guaranteed

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Withdrawal Amount, as detailed here. On the Lock-In Date under A[PRSA V], we multiply the Guaranteed Withdrawal Percentage linked to your age (or the ages of you and your spouse for the Spousal Benefit) by the Income Base to determine your Annual Guaranteed Withdrawal Amount. On the Business Day that you convert your A[PRSA V Benefit] to the Guaranteed Withdrawal benefit under this Annuity, we do the following, so that the Annual Guaranteed Withdrawal Amount that you had attained under the A[PRSA V] version of the benefit remains the same under this Annuity at the time of conversion:

☐	First, we calculate a “Conversion Ratio”, by dividing the Retirement Plan Guaranteed Withdrawal Percentage used to determine your Annual Guaranteed Withdrawal Amount for the A[PRSA V Benefit] by the Guaranteed Withdrawal Percentage that would have been used under this Annuity, had you locked in under this Annuity on the same Lock-In Date on which you locked in under the A[PRSA V Benefit].

☐	Second, we determine the initial Income Base under this Annuity by multiplying the Income Base under the A[PRSA V Benefit] as of the Business Day of the conversion by the Conversion Ratio. For example, assume that a A[PRSA V] participant aged 65 had locked in with a $100,000 Income Base and 5.50% Guaranteed Withdrawal Percentage. The participant therefore had a Retirement Plan Annual Guaranteed Withdrawal Amount of $5,500 (i.e., $100,000 * 5.50%). The comparable Guaranteed Withdrawal Percentage for a participant who locks in at age 65 under this Annuity is 5.00%. The Conversion Ratio is 110% (i.e., 5.50%/5.00%). The Income Base is then increased by $10,000 to $110,000 (i.e., $100,000 * 110% = $110,000), which results in the same Annual Guaranteed Withdrawal Amount of $5500 (i.e., $110,000 * 5.00%).

After conversion, the Annual Guaranteed Withdrawal Amount is affected by the same events discussed in your certificate. However, the method for calculating Step-Ups is changed as follows:

☐

Step-Ups. Your Annual Guaranteed Withdrawal Amount may increase due to positive market performance in your Variable Investment Option. On each Birthday after conversion of your A[PRSA V Benefit] to this Annuity, we will determine whether you are eligible for a Step-Up of the Income Base. We do this by first multiplying the Account Value by the Conversion Ratio. We then compare that product to the current Income Base. If the product is larger, it becomes the new Income Base, and if it is smaller, the Income Base does not change. We revise the Annual Guaranteed Withdrawal Amount to reflect a higher Income Base by multiplying that Income Base by the Guaranteed Withdrawal Percentage under this Annuity on your Birthday. All future Step-Up calculations will be done in the same manner. For example, assume that the same participant described in the preceding paragraph (with a current Income Base of $110,000) has a Account Value on his or her next Birthday of $107,000. That Account Value is adjusted by the Conversion Ratio to yield an “adjusted Account Value” of $117,700 (i.e., $107,000 * 110%). The “adjusted Account Value” of $117,700 is greater than the Income Base of $110,000, meaning that $117,700 becomes the new Income Base and the participant is eligible for a Step-Up. The new Annual Guaranteed Withdrawal Amount will be $5,885 (i.e., $117,700 * 5%). Otherwise, we implement Step-Ups

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according to the same rules that apply to benefits other than A[PRSA V] (e.g., the Income Base will increase by effect of the Step-Up Amount automatically, unless we increase the charge for the Guaranteed Withdrawal benefit under this Annuity).

If conversion from the A[PRSA V] version of the benefit occurs BEFORE you have Locked-In your Annual Guaranteed Withdrawal Amount:

In this scenario, we do not carry over the Guaranteed Withdrawal Percentages from the A[PRSA V] version of the Benefit. Instead, upon conversion, we determine a Conversion Ratio by dividing (a) the Retirement Plan Guaranteed Withdrawal Percentage applicable to age 65 under the A[PRSA V] version by (b) the Guaranteed Withdrawal Percentage under the Annuity of 5% (which is the percentage applicable to a single purchaser, aged 65). We then multiply that Conversion Ratio by the Income Base as of the Business Day of the conversion to produce the initial Income Base under the Annuity. Thereafter, that Income Base increases or decreases, based on the events described in the previous section (e.g., step-ups). On the Lock-In Date, we apply the applicable Guaranteed Withdrawal Percentage under the Annuity to the current Income Base to determine the Annual Guaranteed Withdrawal Amount.

For example, based on the A[PRSA V] percentages and the Guaranteed Withdrawal Percentages under this Annuity, the Conversion Ratio would be 110% (i.e., 5.50% / 5.00%). If the Income Base under the A[PRSA V] version of the Benefit were $100,000, then the initial Income Base under the Annuity would be $110,000 (i.e., $100,000 * 110%).

Your Guaranteed Withdrawal Percentage will be determined by the terms of this Annuity. For pre lock-in conversions from the A[PRSA V Benefit] to this Annuity, we always calculate the Conversion Ratio (as indicated above) based on the age 65 Guaranteed Withdrawal Percentage for A[PRSA V] and the age 65-69 (single life) Guaranteed Withdrawal Percentage for this Annuity. We use such age 65 assumptions regardless of your actual age or marital status at the time of conversion. As such, your choice to establish your Annual Guaranteed Withdrawal Amount under this Annuity with something other than the age 65-69 (single life) Guaranteed Withdrawal Percentage may make the Amount smaller or larger than it would have been if you had made the same choices while you were invested in the A[PRSA V] version of the benefit. Such difference may be about 1% of your Annual Guaranteed Withdrawal Amount under the A[PRSA V Benefit].

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

B[Facsimile Signature]

B[President]

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